Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Stewart Information Services Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-124954, 333-88708, 333-77579 and
333-24075) of Stewart Information Services Corporation of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Stewart Information Services Corporation.
Our report with respect to the consolidated financial statements refers to a change in method of accounting for certain financial instruments in 2008 due to the adoption of FASB Statement No. 159, The Fair Value Opinion for Financial Assets and Financial Liabilities in 2008.
/s/ KPMG LLP
Houston, Texas
March 12, 2009